IPC Issues Statement Regarding Department of Justice Complaint

NORTH HOLLYWOOD, Calif. – June 17, 2014 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) today issued the following statement regarding the complaint filed on June 16, 2014 by the U.S. Department of Justice:

The complaint is in connection with a civil investigative demand (CID) issued by the Department of Justice (DOJ) in June 2010 concerning claims for reimbursement that IPC submitted primarily to Medicare and Medicaid. On December 6, 2013, the U.S. Attorney’s Office for the Northern District of Illinois (Chicago) gave notice of its intention to file a complaint in intervention related to the investigation. On June 16, 2014, the federal government filed its complaint in U.S. District Court as originally indicated in the December 6, 2013 notice.

IPC continues to work expeditiously toward a resolution with the Department of Justice. The company believes it has a strong compliance focus, and that it operates with appropriate billing policies, procedures, provider training, and compliance programs and controls. It is not possible to predict when this matter may be resolved or what impact, if any, the outcome of this matter might have on the company’s consolidated financial position, results of operations, or cash flows.
About IPC The Hospitalist Company, Inc.
IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC's physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its employed providers comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

CONTACTS:
IPC The Hospitalist Company, Inc.
Rick Kline
(818) 766-3502

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Investor Relations

Evan Pondel
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